Exhibit (m-1)

                          CLASS N DISTRIBUTION PLAN OF
                                THE SPECTRA FUNDS

      Pursuant to the provisions of Rule 12b-1 under the Investment Company Act of 1940 (the "Act"), this Rule 12b-1 Plan (the "Plan") has been adopted for the Trust with respect to the Class N Shares of each of its portfolios listed on Schedule A hereto, as such Schedule may be amended in writing from time to time (each a "Portfolio"), by a majority of the members of the Trust's Board of Trustees, including a majority of the trustees who are not "interested persons" of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan (the "Qualified Trustees"), at a meeting called for the purpose of voting on this Plan, and it has been approved by a majority of the outstanding Class N Shares of each Portfolio with respect to which Rule 12b-1 requires such approval.

         1. SHAREHOLDER SERVICES. Pursuant to certain provisions of its Distribution Agreement with the Trust (the "Distribution Agreement"), Fred Alger & Company, Incorporated ("Alger Inc.") provides or arranges for ongoing servicing and/or maintenance of shareholder accounts. This Plan authorizes the Trust to pay Alger Inc., on behalf of each Portfolio, a shareholder servicing fee computed at an annual rate of up to 0.25 of 1% of the average daily net assets allocable to the Class N Shares of the Portfolio, as set forth in the Distribution Agreement, and such fee shall be charged only to that Class. The shareholder servicing fee will be used by Alger Inc. to provide compensation for ongoing servicing and/or maintenance of shareholder accounts and to cover an allocable portion of overhead and other Alger Inc. and selected dealer office expenses related to the servicing and/or maintenance of shareholder accounts. Compensation will be paid by Alger Inc. to persons, including Alger Inc. employees, who respond to inquiries of shareholders of the Trust regarding their ownership of shares or their accounts with the Trust or who provide other similar services not otherwise required to be provided by the Trust's investment manager, transfer agent, administrator or other agent of the Trust.

      2. PERIODIC REPORTING. Alger Inc. shall prepare reports for the Board of Trustees of the Trust on a quarterly basis showing amounts paid pursuant to this Plan, the applicable provisions of the Distribution Agreement and any other related agreement, the purpose for such expenditure, and such other information as from time to time shall be reasonably requested by the Board of Trustees.

      3. CONTINUANCE. This Plan shall continue in effect with respect to each Portfolio indefinitely, provided that such continuance is approved at least annually by a vote of a majority of the Trustees, and of the Qualified Trustees, cast in person at a meeting called for such purpose.

      4. TERMINATION. This Plan may be terminated with respect to a Portfolio at any time without penalty by vote of a majority of the Qualified Trustees or by vote of the majority of the outstanding Class N Shares of the Portfolio.

      5. AMENDMENT. This Plan may not be amended to materially increase the amount payable to Alger Inc. by the Trust for services under the applicable provisions of the Distribution Agreement without the vote of a majority of the outstanding Class N Shares of each affected Portfolio. All material amendments to this Plan must in any event be approved by a vote of a majority of the Board, and of the Qualified Trustees, cast in person at a meeting called for such purpose.

      6. RELATED AGREEMENTS. Any agreement related to this Plan shall be in writing and shall provide:

      (a) that such agreement may be terminated with respect to a Portfolio at any time, without payment of any penalty, by vote of a majority of the Qualified Trustees or by vote of a majority of the outstanding Class N Shares of the Portfolio, on not more than sixty (60) days' written notice to any other party to the agreement; and

      (b) that such agreement shall terminate automatically in the event of its assignment.


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      7. FUND GOVERNANCE STANDARDS. So long as this Plan is in effect, the Trust will comply with the provisions of Rule 12b-1(c).

      8. RECORDKEEPING. The Trust will preserve copies of this Plan, the Distribution Agreement and all reports made pursuant to Paragraph 2 above for a period of not less than six (6) years from the date of this Plan, the Distribution Agreement or any such report, as the case may be, the first two (2) years in an easily accessible place.

      9. LIMITATION OF LIABILITY. Any obligation of the Trust hereunder shall be binding only upon the assets of the Trust and shall not be binding on any trustee, officer, employee, agent, or shareholder of the Trust. Neither the authorization of any action by the Trustees or shareholders of the Trust nor the adoption of the Plan on behalf of the Trust shall impose any liability upon any Trustees or upon any shareholder.

      10. DEFINITIONS. The terms "interested person," "vote of a majority of the outstanding voting securities" and "assignment" shall have the meanings set forth in the Act and the rules and regulations thereunder.

Dated January 17, 2007


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                                   SCHEDULE A

Spectra Fund
Spectra Green Fund
Spectra Alchemy Fund
Spectra International Opportunities Fund